Williams Controls Reports First Quarter 2008 Results

PORTLAND, OR -- 02/07/2008 -- Williams Controls, Inc. (the "Company") (NASDAQ: WMCO) today announced financial results for its first quarter ended December 31, 2007.

Net sales for the first quarter of fiscal 2008 were $14,972,000, down 18.8% from the $18,442,000 reported in the first quarter of 2007. Net income in the first quarter of fiscal 2008 was $1,156,000, or $0.15 per diluted share, compared to net income of $2,543,000, or $0.33 per diluted share, for the corresponding quarter in fiscal 2007.

Continued weakness in the NAFTA truck market resulted in lower sales, off 58% from the prior year's first quarter. The NAFTA truck market decline remained in line with recent industry expectations. NAFTA off-road sales, however, were up 8% over the prior year period. Sales to the Company's European truck customers increased 24% over last year due to a continuing strong market and market share gains. Sales to Asian truck customers were up 5%. During the quarter, approximately 44% of the Company's sales were outside of the U.S. market.

Operating income was $1,798,000 in the first quarter of fiscal 2008, a 48.5% decline from the 2007 first fiscal quarter operating income of $3,493,000. The earnings decline was primarily the result of the decline in the NAFTA truck sales volume. Manufacturing expenses were lower due to the completion of the Company's re-alignment efforts; however, the combination of one-time costs and production inefficiencies offset a portion of that savings. Additionally, higher research and development costs to support the Company's new pedal and sensor developments and Conceptual Development Center contributed to the income reduction. Support costs of the Company's international sales efforts also increased.

"Our strategy to develop products to support our growth in the international and off-road markets is on track," said Patrick W. Cavanagh, Williams Controls' President and Chief Executive Officer. "While the NAFTA truck market downturn has been more prolonged than the industry anticipated, our consistent market wins in Asia, Europe and the off-road market has helped to mitigate some of its impact. As these new markets and products continue to develop, we will see less impact from the NAFTA truck market swings as we move forward," he added.

The Company will hold an investor conference call at 4:15 P.M. Eastern Time on Thursday, February 7, 2008 to provide an overview of the first quarter of fiscal 2008 financial performance and business highlights. You are invited to listen to the conference call by dialing 1-888-665-2348 (domestic) or 1-706-643-4013 (international). Participants should call prior to the start time to allow for registration. The conference access code is 32674408. An audio replay will be available by telephone through February 28, 2008. The telephone number to access the replay is 1-800-642-1687 (domestic) and 1-706-645-9291 (international). The access code will be 32674408.

ABOUT WILLIAMS CONTROLS

Williams Controls is a leading global designer and manufacturer of Electronic Throttle Control Systems ("ETCs") for the heavy truck, bus and off-road markets. Williams Controls is headquartered in Portland, Oregon and employs more than 200 people worldwide at locations in North America, Europe, and Asia. For more information, visit Williams Controls' website at www.wmco.com.

The statements included in this news release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1934, as amended. These forward looking statements are based on management's assumptions and projections, and are sometimes identifiable by use of the words, "expect to," "plan," "will," "believe" and words of similar predictive nature. Because management's assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and variations may be material and adverse. You should not rely on forward-looking statements in evaluating an investment or prospective investment in our stock, and when reading these statements you should consider the uncertainties and risks that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings, economic downturns affecting the operations of the Company or any of its business operations, competition, and the ability of the Company to successfully identify and implement any strategic alternatives. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.

                         Williams Controls, Inc.
         Unaudited Condensed Consolidated Statements of Operations
         (Dollars in thousands, except share and per share amounts)

                                                Three month   Three month
                                                period ended  period ended
                                                December 31,  December 31,
                                                    2007          2006
                                                (unaudited)   (unaudited)
                                                ------------  ------------
Net sales                                       $     14,972  $     18,442
Cost of sales                                         10,086        12,150
Gross profit                                           4,886         6,292
Research and development expense                       1,009           830
Selling expense                                          678           520
Administration expense                                 1,401         1,273
Realignment of operations                                  -           176
Operating income                                       1,798         3,493
Interest income                                          (22)          (36)
Interest expense                                          88           258
Other income, net                                        (34)         (603)
Income before income taxes                             1,766         3,874
Income tax expense                                       610         1,331
Net income                                      $      1,156  $      2,543
Earnings per share information:
Basic -
Net income per common share                     $       0.15  $       0.34
Weighted average shares used in per share
 calculation - basic                               7,508,861     7,439,746
Diluted -
Net income per common share                     $       0.15  $       0.33
Weighted average shares used in per share
 calculation - diluted                             7,756,635     7,693,601

                         Williams Controls, Inc.
             Unaudited Condensed Consolidated Balance Sheets
                         (Dollars in thousands)

                                              December 31,   September 30,
                                                  2007           2007
                                               (unaudited)    (unaudited)
                                              -------------  -------------
                 Assets
Current Assets:
  Cash and cash equivalents                   $       1,373  $       1,621
  Trade accounts receivable, net                      8,599          8,054
  Other accounts receivable                             827          1,656
  Inventories                                         8,760          9,152
  Deferred income taxes                                 543            486
  Prepaid expenses and other current assets             955            297
    Total current assets                             21,057         21,266

Property, plant and equipment, net                    8,769          8,953
Deferred income taxes                                 1,483          1,461
Other assets, net                                       582            623
    Total assets                              $      31,891  $      32,303

    Liabilities and Stockholders' Equity
Current Liabilities:
  Accounts payable                            $       2,668  $       3,811
  Accrued expenses                                    4,866          4,983
  Current portion of employee benefit
   obligations                                          288            288
  Current portion of long-term debt                     875          1,000
    Total current liabilities                         8,697         10,082

Long-term Liabilities:
  Long-term debt                                          -              -
  Employee benefit obligations                        4,437          4,803
  Other long-term liabilities                           254            249

Stockholders' Equity:
  Preferred stock                                         -              -
  Common stock                                           75             75
  Additional paid-in capital                         35,118         34,899
  Accumulated deficit                               (11,403)       (12,477)
  Treasury stock                                       (377)          (377)
  Accumulated other comprehensive loss               (4,910)        (4,951)

    Total stockholders' equity                       18,503         17,169
    Total liabilities and stockholders'
     equity                                   $      31,891  $      32,303

Contact:
Mike Rusk
Financial Controller
Telephone: (503) 684-8600